FREMONT GENERAL CORPORATION
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
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                                                         Three Months Ended            Six Months Ended
                                                              June 30,                     June 30,
                                                    --------------------------    ---------------------------
                                                       1997           1996           1997           1996
                                                    ------------   -----------    ------------   ------------
                                                         (Amounts in thousands, except per share data)

Primary:
Weighted average shares outstanding .............        29,873        25,343          28,935         25,090
Net effect of dilutive stock options -
  based on the treasury stock method
  using average market price ....................           117           923             104            944
                                                    ------------   -----------    ------------   ------------
Total ...........................................        29,990        26,266          29,039         26,034
                                                    ============   ===========    ============   ============

Net income ......................................       $24,938       $22,426         $49,297        $40,943

                                                    ============   ===========    ============   ============
Per share earnings ..............................         $0.83         $0.85           $1.70          $1.57
                                                    ============   ===========    ============   ============


Fully Diluted:
Weighted average shares outstanding .............        29,873        25,343          28,935         25,090
Net effect of dilutive stock options -
  based on the treasury stock method
  using the quarter-end market price, if
  higher than average market price ..............           231           944             160            944

Assumed conversion of LYONs: ....................         4,262         7,208           5,028          7,208
                                                    ------------   -----------    ------------   ------------
Total ...........................................        34,366        33,495          34,123         33,242
                                                    ============   ===========    ============   ============

Net income ......................................       $24,938       $22,426         $49,297        $40,943

Income adjustments for fully diluted computation:
   Add interest expense and amortization
      of prepaid expense, net of federal
      income tax, for assumed conversion
      of LYONs ..................................           726         1,191           1,701          2,358
                                                    ------------   -----------    ------------   ------------

Total ...........................................       $25,664       $23,617         $50,998        $43,301
                                                    ============   ===========    ============   ============

Per share earnings ..............................         $0.75         $0.71           $1.50          $1.30
                                                    ============   ===========    ============   ============


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